Exhibit 99.2

February 3, 2014

Dear Fellow Shareholders,

The hallmark of an excellent company is perseverance. I’m referring to the ability to anticipate change – in both the community at large and the marketplace in specific – and adapt in ways that maintain profitability. As I report to you in my first shareholders’ letter, I am proud to state Farmers has this capacity and has successfully completed a dynamic and challenging year.

Let me begin this report by thanking all of our associates, customers and shareholders for their extraordinary support. While this collaboration is always vital to Farmers’ sustained success, I believe it was even more impactful over the course of this past year.

Transitions

In November, I was very pleased to accept the position of President and CEO of Farmers and thank our Company’s Board of Directors for their trust and support. As many of you know, I am not “new” to Farmers and, in fact, have worked for our Bank in various capacities during my entire adult career. Still, I am humbled by the fact that I am one of only nine presidents in our Bank’s 126 year long history, and I respect the fact that I must be a dedicated steward of a proud legacy as I advance our Company’s future.

I would also like to recognize a change in leadership at Farmers Trust Company. Founder and President Jim Sisek is continuing as the Company’s Board Chairman and in addition, is filling the new role of Chief Legal Counsel. Joe DePascale is now serving in the role of Farmers Trust Company President, and those who know him are confident in his abilities to lead. Still, the old saying about “big shoes to fill” applies in full here. I’m sure you join me in wishing both Jim and Joe well in their new roles.

NAI

In June, Farmers acquired National Associates Inc. (NAI) in the Cleveland suburb of Rocky River, Ohio. NAI is an excellent addition to our wealth management division. As a leading provider of retirement planning services – along with supporting compliance, administrative and third party administrator services – NAI integrates well into Farmers’ growing slate of financial services. We continue to strengthen our ability to provide comprehensive, one-stop solutions to our valued customers.

In the next expansion phase, Farmers will open a lending/wealth management branch located in the Rocky River office. Farmers will take its unique brand of business banking/wealth management into the Greater Cleveland market utilizing a model similar to the Farmers’ Canton office. The expansion kicked-off with the hiring of two key associates, David E. Simko, Vice President/Commercial Banking and Ted Grabowski, Vice President/Private Client Relationship Manager. Farmers will also hire a Financial Advisor, Mortgage Loan Consultant and Universal Banker for the office located at 20325 Center Ridge Road. We anticipate the branch to be fully operational by April 30, 2014.

Conclusion

I am confident the changes your Bank made in 2013 will have a positive impact on the direction of the Company in 2014 and beyond. We are fortunate to have an enthusiastic, dedicated and experienced management team that has created ambitious growth initiatives to ensure the long-term success of our Company. On behalf of the management team, we are all counting on your continued support and I welcome you to contact me directly with any questions or comments you may have.

Very truly yours,

Kevin J. Helmick

President & CEO